Exhibit 99.1

LEINER HEALTH PRODUCTS INC.

DEBTOR-IN-POSSESSION
INDEX TO
CONSOLIDATED FINANCIAL STATEMENTS

ITEM 1

LEINER HEALTH PRODUCTS, INC. (DEBTOR-IN-POSSESSION)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Leiner Health Products, Inc. (Debtor-In-Possession):

We have audited the accompanying consolidated balance sheets of Leiner Health Products, Inc. (Debtor-In-Possession) and subsidiaries as of March 31, 2007 and March 29, 2008, and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the three years in the period ended March 29, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Leiner Health Products, Inc. (Debtor-In-Possession) and subsidiaries at March 31, 2007 and March 29, 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 29, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Leiner Health Products, Inc. (Debtor-In-Possession) will continue as a going concern. As discussed in Notes 1 and 2, the action of filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, losses from operations and liquidity concerns raise substantial doubt about Leiner Health Product, Inc.’s (Debtor-In-Possession’s)  ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3, the Company adopted the provisions of the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective April 1, 2007.

/s/ ERNST & YOUNG LLP

Orange County, California

August 5, 2008

LEINER HEALTH PRODUCTS INC.

DEBTOR-IN-POSSESSION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	March 31, 2007	March 29, 2008
ASSETS
Current assets:
Cash and cash equivalents	$22,717	$10,264
Accounts receivable, net of allowances of $2,014 and $2,873 at March 31, 2007 and March 29, 2008, respectively	66,600	27,681
Inventories	134,639	118,944
Income tax receivable	2,565	665
Prepaid expenses and other current assets	7,982	11,739
Total current assets	234,503	169,293
Property, plant and equipment, net	66,113	48,816
Goodwill	58,284	58,711
Other noncurrent assets	19,718	9,073
Total assets	$378,618	$285,893

LIABILITIES AND SHAREHOLDER’S DEFICIT
Liabilities not subject to compromise:
Current liabilities
Accounts payable	$85,875	$16,136
Accrued compensation and benefits	8,271	3,082
Customer allowances payable	7,153	4,142
Accrued interest	5,662	—
Other accrued expenses	9,139	779
Current portion of long-term debt	5,905	—
Total current liabilities	122,005	24,139
Long-term debt	390,539	—
Other noncurrent liabilities	3,145	8,655
Liabilities subject to compromise	—	537,642
Total liabilities	515,689	570,436
Commitments and contingencies
Shareholder’s Deficit:
Common stock, $0.01 par value; 3,000,000 shares authorized, 1,000 shares issued and outstanding at March 31, 2007 and March 29, 2008	—	—
Capital in excess of par value	13,474	19,998
Accumulated deficit	(152,414)	(308,988)
Accumulated other comprehensive income	1,869	4,447
Total shareholder’s deficit	(137,071)	(284,543)
Total liabilities and shareholder’s deficit	$378,618	$285,893

See accompanying notes to consolidated financial statements.

LEINER HEALTH PRODUCTS INC.

DEBTOR-IN-POSSESSION
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
Net sales	$669,561	$735,236	$491,624
Cost of sales	533,215	576,794	427,920
Gross profit	136,346	158,442	63,704
Marketing, selling and distribution expenses	58,444	64,631	51,842
General and administrative expenses	35,725	44,817	74,012
Research and development expenses	4,551	5,123	4,596
Amortization of other intangibles	638	1,169	352
Asset impairment	—	16,507	9,617
Lease impairment	—	—	8,289
Restructuring items, net	3,836	—	20,309
Other operating (income) expense	1,113	2,155	(1,394)
Income (loss) before interest expense, reorganization items and income taxes	32,039	24,040	(103,919)
Interest expense, net	36,869	39,989	50,477
Reorganization items, net	—	—	1,249
Loss before income taxes	(4,830)	(15,949)	(155,645)
Provision for (benefit from) income taxes	(1,062)	6,340	509
Net loss	$(3,768)	$(22,289)	$(156,154)

See accompanying notes to consolidated financial statements.

LEINER HEALTH PRODUCTS INC.

DEBTOR-IN-POSSESSION

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(dollars in thousands except share data)

			Capital in		Accumulated Other	Total
	Common Stock		Excess	Accumulated	Comprehensive	Shareholder’s
	Shares	Amount	of Par Value	Deficit	Income	Deficit
Balance at March 26, 2005	1,000	$—	$469	$(126,357)	$2,914	$(122,974)
Net loss	—	—	—	(3,768)	—	(3,768)
Translation adjustment	—	—	—	—	(1,360)	(1,360)
Comprehensive loss	—	—	—	—	—	(5,128)
Capital contribution from parent	—	—	13,000	—	—	13,000
Share-based compensation	—	—	20	—	—	20
Balance at March 25, 2006	1,000	—	13,489	(130,125)	1,554	(115,082)
Net loss	—	—	—	(22,289)	—	(22,289)
Translation adjustment	—	—	—	—	315	315
Comprehensive loss	—	—	—	—	—	(21,974)
Exercise of stock options	—	—	7	—	—	7
Repurchase of restricted stock	—	—	(47)	—	—	(47)
Share-based compensation	—	—	25	—	—	25
Balance at March 31, 2007	1,000	—	13,474	(152,414)	1,869	(137,071)
Net loss	—	—	—	(156,154)	—	(156,154)
Adoption of FIN48	—	—	—	(420)	—	(420)
Translation adjustment	—	—	—	—	2,578	2,578
Comprehensive loss	—	—	—	—	—	(153,996)
Capital contribution from parent	—	—	6,500	—	—	6,500
Share-based compensation	—	—	24	—	—	24

Balance at March 29, 2008	1,000	$—	$19,998	$(308,988)	$4,447	$(284,543)

See accompanying notes to consolidated financial statements.

LEINER HEALTH PRODUCTS INC.

DEBTOR-IN-POSSESSION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
Operating activities
Net loss	$(3,768)	$(22,289)	$(156,154)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	15,235	16,301	14,343
Amortization of other intangibles and other contracts	1,399	1,992	564
Amortization of deferred financing charges	1,866	1,941	8,858
Asset impairment	—	16,507	9,617
Lease impairment	—	—	8,289
Reorganization charges on prepetition contract rejection	—	—	(42)
Provision for doubtful accounts and allowances	5,153	3,367	2,063
Provision for excess and obsolete inventory	12,430	46,866	28,611
Deferred income taxes	1,369	2,920	5,710
(Gain) loss on disposal of assets	6	(35)	448
Stock compensation expense	20	25	24
Translation adjustment	1,360	(315)	(2,578)
Changes in operating assets and liabilities:
Accounts receivable	10,108	3,299	37,537
Inventories	(6,548)	(15,596)	(11,083)
Income tax receivable	3,029	(3,530)	1,820
Accounts payable	(29,125)	8,205	90
Accrued compensation and benefits	302	(1,738)	(729)
Customer allowances payable	910	(3,379)	1,341
Accrued interest	1,340	(4,776)	6,204
Other accrued expenses	2,784	(4,315)	(1,284)
Other current assets	1,431	(909)	(4,865)
Other liabilities	—	—	3,490
Net cash (used in) provided by operating activities	19,301	44,541	(47,726)

Investing activities
Additions to property, plant and equipment	(13,244)	(15,346)	(7,294)
Acquisition of business	(22,922)	—	—
Proceeds from sale of property, plant and equipment	625	162	573
Increase in other noncurrent assets	(60)	(4,074)	(1,481)
Net cash used in investing activities	(35,601)	(19,258)	(8,202)

Financing activities
Net borrowings under bank revolving credit facility	5,000	(5,000)	44,000
Payments under bank term credit facility	(2,400)	(3,000)	(1,800)
Debtor-in-possession facility deferred financing charges	—	—	(2,220)
Increase in other deferred financing charges	(760)	—	(836)
Capital contribution from parent	13,000	—	6,500
Repurchase of restricted stock	—	(47)	—
Proceeds from exercise of stock options	—	7	—
Net payments on prepetition capital leases and other long-term debt	(3,860)	(2,550)	(3,609)
Net cash provided by (used in) financing activities	10,980	(10,590)	42,035
Effect of exchange rate changes	(3,900)	293	1,440
Net (decrease) increase in cash and cash equivalents	(9,220)	14,986	(12,453)
Cash and cash equivalents at beginning of year	16,951	7,731	22,717
Cash and cash equivalents at end of year	$7,731	$22,717	$10,264

See accompanying notes to consolidated financial statements.

LEINER HEALTH PRODUCTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 29, 2008

1.              Formation and Operations

Leiner Health Products Inc. (“Leiner” or the “Company”) is primarily involved in the manufacture and distribution of vitamins, over-the-counter (“OTC”) drugs and other health products to mass market retailers and through other channels, primarily in the United States and Canada. These financial statements consolidate all of the Company’s subsidiaries, including all of its operating subsidiaries which are Leiner Health Products, L.L.C., Leiner Health Services Corp, and Vita Health Products Inc. (“Vita Health”) and its non-operating subsidiaries which are VH Vita Holdings Inc., Westcan Pharmaceuticals Ltd. and 6062199 Canada Inc.

Going Concern

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  However, because of the Chapter 11 filing process [see Note 2], recurring losses from operations, and the potential lack of liquidity should the Company be unable to successfully reorganize under Chapter 11, there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a “going concern” is dependent upon, among other things, its ability to execute on various initiatives, including successful completion of an asset sale, confirmation and implementation of a plan of reorganization [see Note 2], the ability to comply with the terms of the Debtor-in possession (“DIP Facility”) [see Note 2], the ability to negotiate an extension of the DIP Facility at its maturity (if needed), and the ability to obtain financing upon exit from bankruptcy. There can be no assurance that the Company will be able to achieve any or all of these results, which could raise substantial doubts about its ability to continue as a going concern and result in the complete liquidation of all assets for the benefit of its creditors. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

2.              Reorganization Under Chapter 11 of the Bankruptcy Code

In March of 2007, Leiner, in response to issues raised by the U.S Food and Drug Administration (“FDA”) in their Form 483, voluntarily suspended the production and distribution of all OTC products manufactured, packaged or tested in the United States.  Leiner, as a direct result of its voluntary suspension of production and manufacture of OTC products, and the ensuing FDA investigation, incurred significant financial impacts including:

•                  Loss of significant sales volume;

•                  Significant write-offs of OTC inventory;

•                  Termination of key product development agreements;

•                  Significant idle facility costs for the Company’s east coast facilities (due to the original expectation of re-entry into the OTC market); and

•                  Significant OTC remediation costs (inventory evaluation and compliance with good manufacturing practices (“cGMP”).

Due to liquidity and business issues caused by the aforementioned, on March 10, 2008 (the “Petition Date”), Leiner Health Products Inc., along with the Company’s parent, LHP Holding Corp., and its subsidiaries, Leiner Health Products, L.L.C. and Leiner Health Services Corp. (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  Accordingly, the accompanying consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”) and in accordance with U.S. generally accepted accounting principles as discussed below. Unless otherwise noted, the consolidated financial statements shown herein include Leiner’s Canadian subsidiary, Vita Health, which did not file for reorganization under Chapter 11. The Company is continuing to operate its business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. In general, as a debtor-in-possession, the Company is authorized under the Bankruptcy Code to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

As required by the Bankruptcy Code, on March 19, 2008 the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors (the “Creditors’ Committee”).  The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court concerning the Company’s reorganization.  There can be no assurance that the Creditor’s Committee will support the Company’s positions or its plan of reorganization, and any disagreements between the Creditors’ Committee and Leiner could protract the Chapter 11 process, hinder the Company’s ability to operate during the Chapter 11 process, and delay its emergence from Chapter 11.

In conjunction with the commencement of the Chapter 11 process, the Company sought and obtained several orders from the Bankruptcy Court which were intended to enable the Company to operate in the normal course of business during the Chapter 11 process. The most significant of these orders:

•                  Authorize the Company to pay pre-petition and post-petition employee wages and salaries and related benefits during Leiner’s reorganization under Chapter 11; and

•                  Authorize the Company to pay certain critical vendors portions of their pre-petition liabilities to ensure continued flow of necessary products and services.

Pursuant to the Bankruptcy Code, the Company’s pre-petition obligations, including obligations under debt instruments, generally may not be enforced against the Company.  In addition, any actions to collect pre-petition indebtedness are automatically stayed unless the stay is lifted by the Bankruptcy Court.

As of the Petition Date, Leiner’s indebtedness consisted of the following (in thousands):

Credit Facility — pre-petition:
Revolving facility	$44,000
Term facility	231,600
Total credit facility	275,600
Senior subordinated notes — pre-petition	150,000
Capital lease obligations — pre-petition	4,963
Industrial development revenue bond loan — pre-petition	3,100
$433,663

Of the above indebtedness, only the credit facility and capital lease obligations are secured debt. The industrial development revenue bond loan (“IRB term loan”) and the senior subordinated notes are both unsecured indebtedness. Furthermore, apart from the debt noted above there are no other secured creditors.

The filing of voluntary petitions for reorganization under Chapter 11 created an automatic event of default and acceleration on the term and revolver facilities as well as the senior subordinated notes. However, the automatic stay from the Bankruptcy Court in relation to the Company’s Chapter 11 status prevents the related debt holders from accelerating their related debt instruments.

As a debtor-in-possession, the Company has the right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. In this context, “assume” means that the Company agrees to perform its obligations and cure all existing defaults under the contract or lease and “reject” means that the Company is relieved from its obligations to perform further under the contract or lease but is subject to a claim for damages for the breach thereof. Any damages resulting from rejection of executory contracts and unexpired leases will be treated as general unsecured claims in the Chapter 11 process unless such claims had been secured on a pre-petition basis. As of March 29, 2008, Leiner has rejected various leases and contracts, and is in the process of reviewing its remaining executory contracts and unexpired leases to determine which, if any, the Company will reject. For these executory contracts and unexpired leases, both those already rejected and those still under review by the Company, the Company cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting these contracts and leases, and no provisions have yet been made for these items. Any description of an executory contract or unexpired lease elsewhere herein, including where applicable the Company’s express termination rights or a quantification of its obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights the Company has under the Bankruptcy Code.

On March 13, 2008, the Company entered into a debtor-in possession Credit Agreement (“DIP Facility”) with its current lenders represented by UBS, as the agent. The DIP Facility provides for a $74 million commitment (the “Commitment”) of debtor-in-possession financing to fund Leiner’s post-petition operating expenses, supplier and employee obligations. Though not part of the reorganization under Chapter 11, the assets of Vita Health have been pledged and included as collateral for the Credit Agreement.  See Note 5, “Debt” for further discussion regarding the Credit Agreement for further details.

On June 9, 2008, Leiner concluded an auction, which resulted in the Company entering into an Amended and Restated Asset Purchase Agreement (the “Agreement”) for the sale of substantially all of its assets to NBTY, Inc. for the purchase price of $371 million plus the assumption of certain liabilities and purchase price adjustments. Leiner estimates that the resulting consideration will be in excess of $400 million. The purchase price will be adjusted based upon the actual net working capital transferred at closing and actual cure costs paid to parties to certain contracts that Leiner will assume and assign to NBTY, Inc. The transaction is subject to regulatory and other customary closing conditions. The Bankruptcy Court approved the transaction on June 11, 2008.  The transaction was closed on July 14, 2008.

Based on the significant event of Chapter 11 reorganization and the subsequent sale, the Company performed a separate valuation and impairment analyses on goodwill, intangible assets, and fixed assets as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. According to these analyses, the Company determined that there was no impairment on goodwill and intangible assets. However, the Company determined that there was impairment on its fixed assets which resulted in a charge of $2.7 million to asset impairment in the accompanying consolidated statement of operations for fiscal year 2008.

To successfully emerge from Chapter 11, the Bankruptcy Court must confirm a plan of reorganization, the filing of which will depend on the timing and outcome of numerous ongoing matters in the Chapter 11 process. A preliminary plan of reorganization, which provides for Leiner’s emergence from bankruptcy, was filed with the Bankruptcy Court on July 18, 2008.  However, there can be no assurance that the Credit Committee will approve and the Bankruptcy Court will confirm the filed plan of reorganization or that any such plan will be implemented successfully.

The reorganization plan will determine the rights and claims of various creditors and security holders. At this time, it is not possible to predict accurately the effect of the Chapter 11 reorganization process on our business, nor can the Company make any predictions concerning how each of these claims will be valued in the bankruptcy proceedings.

Upon emergence from Chapter 11, the Company will be required to adopt fresh-start accounting in accordance with SOP 90-7.  The consolidated financial statements as of March 29, 2008 do not give effect to any adjustments in the carrying values of assets or liabilities that will be recorded upon implementation of the plan of reorganization and the adoption of fresh-start accounting.

In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. Accordingly, certain expenses (primarily legal, consulting, and contract termination costs) are recorded in reorganization items on the accompanying consolidated statements of operations. In addition, pre-petition obligations that may be impacted by the bankruptcy reorganization process have been classified on the consolidated balance sheet at March 29, 2008 in liabilities subject to compromise. These liabilities represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, proof of claim, or other events. The ultimate amount of and settlement terms for the Company’s pre-petition liabilities are dependent on the outcome of the Chapter 11 proceedings, and, accordingly, are not presently determinable.

The following table summarizes the components of the liabilities subject to compromise in the consolidated balance sheet (in thousands):

March 29, 2008
Accounts payable	$70,239
Accrued compensation and benefits	4,636
Customer allowances payable	4,421
Other accrued expenses	6,983
Accrued interest	11,866
Debt and capital leases	433,663
Other non-current liabilities	5,834
Total liabilities subject to compromise	$537,642

Differences between liabilities the Company has estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout the Chapter 11 process and adjust amounts as necessary. Such adjustments may be material.

The following table summarizes the reorganization items directly associated with the Chapter 11 bankruptcy (in thousands):

Year Ended
March 29, 2008
Contract rejection	$(42)
Professional fees	1,291
Total reorganization items, net	$1,249

The Company did not make any cash payments for the reorganizations items for the period ended March 29, 2008.

The following financial statements contain combined financial information of the Debtors included in the Company’s consolidated results for the periods shown:

Leiner Health Products Inc.

Debtor-in-Possession

Combined Balance Sheet

As of March 29, 2008

Unaudited

(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$9,095
Accounts receivable, net of allowances of $2,677	21,946
Inventories	97,596
Income tax receivable	11
Prepaid expenses and other current assets	10,814
Total current assets	139,462
Intercompany receivable	31,000
Property, plant and equipment, net	39,724
Goodwill	55,019
Other noncurrent assets	8,083
Total assets	$273,288

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities not subject to compromise:
Current liabilities
Accounts payable	$12,786
Accrued compensation and benefits	1,299
Customer allowances payable	3,517
Other accrued expenses	221
Total current liabilities	17,823
Intercompany payable	34
Other noncurrent liabilities	27,668
Liabilities subject to compromise	537,642
Total liabilities	583,167
Commitments and contingencies
Shareholders’ deficit	(309,879)
Total liabilities and shareholders’ deficit	$273,288

Leiner Health Products Inc.

Debtor-in-Possession

Combined Statements of Operations

For Period March 10, 2008 (Petition Date) to March 29, 2008

Unaudited

(in thousands)

Net sales	$28,637
Cost of sales	27,460
Gross profit	1,177
Marketing, selling and distribution expenses	2,564
General and administrative expenses (1)	10,287
Research and development expenses	246
Amortization of other intangibles	49
Asset impairment (2)	2,746
Lease impairment (3)	8,289
Restructuring charges	2,035
Other operating expense, net	52
Loss before interest expense, reorganization items and and income tax benefit	(25,091)
Interest expense, net (4)	9,550
Reorganization items, net	512
Loss before income tax benefit	(35,153)
Benefit from income taxes	(6)
Net loss	$(35,147)

(1)  Includes $10.0 million related to the Department of Justice investigation settlement [see Note 10], and other year end adjustments.

(2)  Asset impairment charges, related to the closure of facilities [see Note 3].

(3)  Lease impairment on Fort Mill facility [see Note 3].

(4)  Includes $6.8 million of accelerated amortization related to deferred financing charges associated with debt that is subject to compromise as a result of the Chapter 11 proceedings.

Leiner Health Products Inc.

Debtor-in-Possession

Combined Statement of Cash Flows

For Period March 10, 2008 (Petition Date) to March 29, 2008

Unaudited

(in thousands)

Operating activities
Net loss	$(35,147)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	580
Amortization of other intangibles and other contracts	49
Amortization of deferred financing charges	7,158
Asset impairment	2,746
Lease impairment	8,289
Reorganization charges on prepetition contract rejection	(42)
Provision for doubtful accounts and allowances	276
Provision for excess and obsolete inventory	958
Deferred income taxes	373
Gain on disposal of assets	43
Stock option compensation expense	6
Changes in operating assets and liabilities:
Accounts receivable	(3,598)
Inventories	11,919
Income tax receivable	(18)
Accounts payable	7,830
Accrued compensation and benefits	593
Customer allowances payable	749
Accrued interest	2,365
Other accrued expenses	(250)
Other current assets	(2,650)
Other liabilites	(349)
Net cash provided by operating activities	1,880

Investing activities
Additions to property, plant and equipment	(421)
Decrease in other noncurrent assets	272
Net cash used in investing activities	(149)

Financing activities
DIP facility deferred financing charges	(2,220)
Net payments on prepetition capital leases and other long-term debt	(273)
Net cash used in financing activities	(2,493)
Intercompany	48
Net decrease in cash and cash equivalents	(714)
Cash and cash equivalents at beginning of period	9,809
Cash and cash equivalents at end of period	$9,095

3.              Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with SOP 90-7. In the Chapter 11 proceedings, substantially all unsecured liabilities as of the petition date are subject to compromise or other treatment under a plan of reorganization, which must be confirmed by the Bankruptcy Court. For financial reporting purposes, those liabilities and obligations whose treatment and satisfaction is dependent on the outcome of the Chapter 11 proceedings are segregated and classified as “liabilities subject to compromise” in the consolidated balance sheet under SOP 90-7. The ultimate amount of and settlement terms for the debtors’ pre-bankruptcy liabilities are dependent on the outcome of the Chapter 11 proceedings. Certain gains or losses resulting from reorganization or restructuring of the debtors’ business are reported separately as reorganization items. Cash used for reorganization items, if any, is disclosed separately in the consolidated statement of cash flows. The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As a result of the Chapter 11 bankruptcy proceeding, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties that have not been reflected in the consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its operating and non-operating subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Fiscal Year

The Company maintains a fifty-two/fifty-three week fiscal year. The Company’s fiscal year end will fall on the last Saturday of March each year. Fiscal years ended March 25, 2006, March 31, 2007 and March 29, 2008 were comprised of 52 weeks, 53 weeks and 52 weeks, respectively.

Use of Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include valuation allowances for accounts receivable, inventories, deferred income tax assets, and the projection of future cash flows used to evaluate the recoverability of long-lived assets, certain accrued liabilities, and the amount of liabilities subject to compromise as a result of the Chapter 11 proceedings.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair Values of Financial Instruments

Fair values of cash and cash equivalents approximate cost due to the short period of time to maturity. The fair value of the Industrial Development Revenue Bond Loan could not be estimated because there is no active market for such debt instruments. The table below provides information about the fair value of the Company’s debt obligations under the Credit Facility and Notes (in thousands) – See Note 5, “Debt” for details on Credit Facility and Notes:

	March 29, 2008
	Total	Fair Value
Variable rate ($US)	$275,600	$275,600
Average interest rate	8.60%
Fixed rate ($US)	$150,000	$3,000
Average interest rate	11.00%

Fair value of the Company’s variable rate debt, the Credit Facility, equals the balance on the consolidated balance sheet since the variable rate is adjusted periodically for both market conditions and the Company’s credit rating. The fair value of the Company’s fixed rate debt, the Notes, was determined based on the most recent trade information.

Revenue Recognition

In accordance with the SEC Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements as amended by SAB No. 104, Revenue Recognition, the Company recognizes product revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price to the customer is fixed or determinable; and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met upon receipt of products by the customer. The Company’s net sales represent gross sales invoiced to customers less certain related charges for contractual allowances, estimated future chargebacks and estimated product returns.  Accruals provided for these items are presented in the consolidated financial statements as reductions to sales.

Contractual Allowances:  The contractual allowances are previously agreed upon deductions for co-op advertisements, rebates, etc., the majority of which are recorded as a liability. Deductions from revenues for contractual allowances were approximately $46.0 million, $37.5 million and $37.6 million in fiscal 2006, 2007 and 2008, respectively.

Future Chargebacks:  The allowances for future chargebacks generally represent special selling incentives offered to customers that will be charged back to the Company at a later date, which are presented as reductions of revenue and accounts receivable.  The Company’s procedures for estimating amounts accrued for future chargebacks are based upon quantitative and qualitative factors. Quantitatively, the Company uses historical sales and related expenses, and applies forecasting techniques in order to estimate the Company’s provision amounts. Qualitatively, management’s judgment is applied to these items to modify, if appropriate, the estimated provision amounts.  Deductions from revenues for such allowances were approximately $8.4 million, $9.2 million and $4.8 million in fiscal 2006, 2007 and 2008, respectively.

Product Returns:  The Company generally sells products to its customers that are not subject to a contractual right of return. However, the Company accepts some product returns as an accommodation to the customer to ensure a positive ongoing business relationship. As a result, the Company records an allowance at the time of original sale based on estimated product returns that may be accepted at a later date.  The allowances for future product returns are reflected as a reduction of revenue and accounts receivable. Quantitatively, the Company uses data regarding historical sales and product returns supplemented by other information including, but not limited to, customer and third party point of sale data and inventory levels as reported by certain customers. Qualitatively, management’s judgment is applied to these items to modify, if appropriate, the estimated liability amount.  Deductions from revenues for product returns were approximately $6.6 million, $3.2 million and $3.1 million in fiscal 2006, 2007 and 2008, respectively.

Allowances for Uncollectible Accounts

The Company maintains reserves for potential credit losses, estimating the collectability of customer receivables on an ongoing basis by periodically reviewing accounts outstanding over a certain period of time. The Company has recorded reserves for receivables deemed to be at risk for collection, as well as reserves based on historical collections experience. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit worthiness of each customer. Customer receivables are generally unsecured.

Inventories

Inventories include material, direct labor and related manufacturing overhead, and are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Reserves are provided for potentially excess and obsolete inventory and inventory that has aged over a specified period of time based on the difference between the cost of the inventory and its estimated market value. In estimating the reserve, management considers factors such as excess or slow moving inventories, product aging and expiration dating, current and future customer demand and market conditions.

As a result of the Company’s voluntary recall and production suspension of OTC products, management established inventory reserves to cover potential inventory losses due to expiration, proactive discontinuance, and re-certification matters. Management is required to make significant judgments in estimating these reserves. Actual reserve results could differ significantly from management’s estimates, which could have a significant favorable or unfavorable impact on future gross margins of the Company. At March 31, 2007 and March 29, 2008, the Company had reserved $46.9 million and $63.0 million, respectively, for excess and obsolete inventory.

Property, Plant and Equipment

Property, plant and equipment (including assets recorded under capital leases) are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method, at rates designed to distribute the cost of assets over their estimated service lives or, for leasehold improvements, the shorter of their estimated service lives or their remaining lease terms. Amortization of assets recorded under capital leases is included in depreciation expense. Repairs and maintenance costs are expensed as incurred.

Goodwill

Goodwill is normally subject to an impairment test in the fourth quarter of each year, or earlier if indicators of potential impairment exists, using a fair-value-based approach. The goodwill impairment test is a two-step process that requires goodwill to be allocated to reporting units, which are reviewed by the units’ segment managers. In the first step, the fair value of the reporting unit is compared with the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment exists, and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared with the carrying value of the goodwill, and an impairment loss is recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill.

As a result of the Company filing the voluntary petitions for reorganization under Chapter 11 and related sale of assets discussed in Note 2, the Company compared the carrying value of goodwill to the difference between the book value of the assets being sold and the sale price, and determined that there was no impairment of goodwill.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company normally reviews long-lived assets to be held and used, including intangible assets subject to amortization and property and equipment, for impairment whenever events or changes in circumstance indicate that the carrying value of the assets may not be fully recoverable. An asset is considered impaired if management’s estimate of the undiscounted future cash flows anticipated to result from the use of the asset and its eventual disposition are not sufficient to recover the carrying value of the asset.

As a result of the restructuring and the consolidation of the Company’s manufacturing and packaging operations, and of the Company filing the voluntary petitions for reorganization under Chapter 11 and related sale of assets discussed in Note 2, the Company assessed the recoverability of the associated long-lived assets, which consisted of property, plant and equipment and the related spare parts, and determined that a portion of the assets were not recoverable. Accordingly, the Company recorded asset impairment charges of $16.5 million and $9.6 million in fiscal 2007 and 2008, respectively, which is included in asset impairment in the accompanying consolidated statements of operations.

Impairment of Leases

In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company recognized a lease impairment loss on its Fort Mill facility of $8.3 million in fiscal 2008.  SFAS 146 states that an impairment loss should be recorded on a contract, in this case an operating lease, when an entity ceases using the rights conveyed by the contract, and the remaining liability is greater than the economic benefits to be received.  The impairment loss is calculated based on the net present value of the remaining liability less estimated sublease rentals that could be reasonably obtained for the property.  By March of 2008, the Company had effectively ceased use of the Fort Mill facility for production and distribution purposes, and, therefore, recorded a lease impairment loss relating to the lease for that facility.

Other Intangible Assets

Other intangible assets arise principally from business acquisitions and primarily include accelerated new drug applications patents, customer base and trademarks. The net carrying amounts of other intangible assets are included in other non-current assets. A summary of amortizable intangible assets as of March 31, 2007 and March 29, 2008 is as follows (in thousands):

	Weighted- Average Amortization Period	Gross Carrying Value	Impairment loss	Accumulated Amortization	Net Carrying Value
Balance at March 31, 2007:
Customer base	5.0 years	$2,710	$—	$2,052	$658
Purchased patents	5.0 years	7,598	2,811	4,189	598
Trademarks	14.0 years	207	—	167	40
Total intangibles assets		$10,515	$2,811	$6,408	$1,296

Balance at March 29, 2008:
Customer base	5.0 years	$2,710	$517	$2,193	$—
Purchased patents	5.0 years	7,598	2,811	4,360	427
Trademarks	14.0 years	207	—	207	—
Total intangibles assets.		$10,515	$3,328	$6,760	$427

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and other indefinite-lived intangible assets are to be evaluated for impairment on an annual basis and, between annual tests, whenever events or circumstances indicate that the carrying value of an asset may exceed its fair value. For the years ended March 31, 2007 and March 29, 2008, the Company recorded intangible impairment losses of $2.8 million and $0.5 million, respectively.

Other intangible assets are amortized on a straight-line basis over their estimated economic lives. Amortization expense for other intangible assets was $0.6 million, $1.2 million and $0.3 million in fiscal 2006, 2007 and 2008, respectively. The amounts of other intangible assets amortization that will be charged to expenses over the remaining life of the assets are as follows (in thousands):

Fiscal year
2009	$171
2010	171
2011	85
Total	$427

Deferred Market Development Costs

The Company entered into a fifteen-year contract to distribute products developed by Dr. Reddy’s Laboratories (“DRL”). The Company paid fees for exclusivity rights and such payments were recorded as a deferred asset. Once the product receives regulatory approval, the deferred amounts made will be amortized over the expected product life cycle. If no products receive regulatory approval, such amounts are subject to refund to the Company from the pharmaceutical company. The balance of the deferred asset related to this contract was approximately $3.5 million at March 31, 2007 and March 29, 2008.

On April 25, 2007, the Company, together with its principal operating subsidiary, Leiner Health Products L.L.C., received a letter confirming that Dr. Reddy’s Laboratories Limited and Dr. Reddy’s Laboratories, Inc. (together, “DRL”) were terminating the following agreements, effective immediately: OTC Distribution Agreement, dated December 4, 2002, between Leiner Health Products L.L.C. and DRL; Famotidine Supply Agreement, dated February 15, 2001, among Dr. Reddy’s Laboratories Limited, Reddy-Cheminor, Inc., and the Company; and Supply Agreement, dated November 28, 2000, between the Company, Cheminor Drugs Limited and Reddy-Cheminor, Inc., as amended (together, the “DRL Agreements”). The DRL Agreements have provided Leiner Health Products L.L.C. with a supply of certain active pharmaceutical ingredient and bulk tablets used to manufacture certain over-the-counter (“OTC”) products and, in the case of the OTC Distribution Agreement, exclusive access to OTC switch products developed by DRL.  See Note 10, “Contingencies” for further details.

Income Taxes

The Company exercises significant judgment in determining its income tax provision due to transactions, credits and calculations where the ultimate tax determination is uncertain. Uncertainties arise as a consequence of the actual source of taxable income between domestic and foreign locations, the outcome of tax audits and the ultimate utilization of tax credits. Although the Company believes its estimates are reasonable, the final tax determination could differ from the recorded income tax provision and accruals. In such case, the Company would adjust the income tax provision in the period in which the facts that give rise to the revision become known. These adjustments could have a material impact on its income tax (benefit) provision and its net income (loss) for that period.

The Company adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on April 1, 2007. Previously, the Company had accounted for income tax uncertainties in accordance with SFAS 5, Accounting for Contingencies. As required by FIN 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all material tax positions for which the statute of limitations remained open. As a result of the implementation of FIN 48, the Company recognized an increase of approximately $0.4 million in the liability for unrecognized tax benefits, which was accounted for as a reduction to the April 1, 2007 balance of accumulated deficit.

Foreign Currency Translation

The Company translates the foreign currency financial statements of its Canadian subsidiary by translating balance sheet accounts at the year-end exchange rate and income statement accounts at the monthly weighted average exchange rate for the year. Translation gains and losses are recorded in shareholders’ deficit, and realized gains and losses are reflected in results of operations. Translation gains (losses) were $(1.4) million, $0.3 million and $2.6 million for the years ended March 25, 2006, March 31, 2007 and March 29, 2008, respectively.

Stock-Based Compensation

In fiscal 2005, the Company adopted both the accounting and disclosure requirements of SFAS 123R, Share-Based Payments (“SFAS 123R”). SFAS 123R was adopted using the Modified Prospective Application Method which requires that the annual financial statements reflect share-based compensation pursuant to SFAS 123R in the year of adoption and subsequent periods.

Shipping and Handling Fees and Costs

The Company classifies shipping and handling costs as marketing, selling and distribution expenses in the accompanying consolidated statements of operations. Shipping and handling expenses for the years ended March 25, 2006, March 31, 2007 and March 29, 2008, were $17.1 million, $20.5 million and $15.3 million, respectively.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising expenses for the years ended March 25, 2006, March 31, 2007 and March 29, 2008, were $1.1 million, $0.3 million and $0.3 million, respectively. In fiscal year 2006, the Company incurred increased advertising expenses related to a coupon promotion. The coupon promotion ended at the end of fiscal year 2006.

Recent Accounting Pronouncements

In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, that SFAS 157 may have on its future consolidated financial statements.

In February 2007 the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, (“SFAS 159”). SFAS 159 allows companies to elect to measure certain assets and liabilities at fair value and is effective for fiscal years beginning after November 15, 2007. The provisions of SFAS 159 will be available to the Company beginning fiscal 2009 if the Company chooses to adopt such provisions.

In June 2007 the FASB ratified Emerging Issues Task Force (“EITF”) No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and the payments to be expensed when the research and development activities are performed. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. This standard is not expected to have a material impact on the Company’s future consolidated financial statements.

In December 2007 the FASB issued SFAS No. 141R, Business Combinations, (“SFAS 141R”). SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing U. S. generally accepted accounting principles until April 1, 2009. The Company expects SFAS No. 141R will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions the Company consummates after the effective date. The Company is still assessing the impact of this standard on its future consolidated financial statements.

4.              Restructuring charges

In fiscal 2006, the Company eliminated approximately 104 positions from its Carson, Garden Grove and Valencia, California, Fort Mill, South Carolina, and Wilson, North Carolina locations. Severance and other costs related to such reductions totaled $3.8 million and were paid to the terminated employees on a weekly basis through October 2006.  The restructuring charges also include the severance accrued for the President, who resigned effective March 31, 2006.

In June 2007, the Company announced plans to consolidate its manufacturing and packaging operations in the U.S. The consolidation plan called for the reduction of personnel and space at the Company’s Fort Mill, South Carolina facility. Following the consolidation, the Fort Mill facility continued to function as a distribution center through March 2008.  Subsequent to March 2008, substantially all distribution was moved to the Company’s Carson, California facility.

In January 2008, the Company announced plans to close the Wilson, North Carolina facility, and transitioned all related manufacturing to the Company’s Garden Grove, California facility.

During fiscal 2008, the Company eliminated approximately 715 positions from its Carson, Garden Grove and Valencia, California, Fort Mill, South Carolina, and Wilson, North Carolina locations. The Company continues to implement other aspects of the restructuring.

During fiscal 2008, the Company recorded $20.3 million of restructuring charges, of which $15.0 million related to costs associated with employee terminations. Other costs included in restructuring charges related to restructuring plant costs, employee retention bonuses, equipment and inventory relocation, employee relocation and other costs totaling $5.3 million.

At March 31, 2007 and March 29, 2008, the Company’s restructuring reserve was $57,000 and $4.5 million, respectively, and was included in other accrued expenses in the consolidated balance sheets.

The following table summarizes the activities in the Company’s restructuring reserve (in thousands):

Costs for
Employees
Terminated
Balance at March 25, 2006	$2,346
Additions to reserve	—
Cash payments	(2,289)
Balance at March 31, 2007	$57
Adjustments	14,983
Cash payments	(10,513)
Balance at March 29, 2008	$4,527

5.              Debt

Long-term debt consists of the following (in thousands):

	March 31, 2007	March 29, 2008
Credit Facility — pre-petition:
Revolving facility	$—	$44,000
Term facility	233,400	231,600
Total credit facility	233,400	275,600
Senior subordinated notes — pre-petition	150,000	150,000
Capital lease obligations — pre-petition	9,444	4,963
Industrial development revenue bond loan — pre-petition	3,600	3,100
	396,444	433,663
Less:
Current portion	(5,905)	—
Pre-filing date claims included in liabilities subject to compromise	—	(433,663)
Total long-term debt	$390,539	$—

As a result of the Chapter 11 bankruptcy filing, the Company was in default on all of the pre-petition debt agreements except for the capital lease obligations and Industrial Development Revenue Bond loan. All pre-petition debt is classified in liabilities subject to compromise in the consolidated balance sheet as of March 29, 2008.

Debtor-in-Possession Financing

On March 13, 2008, the Company entered into a DIP Facility Agreement with the Company’s current lender which provides for a $74 million commitment of debtor-in-possession financing to fund the Company’s post-petition operating expenses, supplier and employee obligations. The DIP Facility provides for three tranches of borrowing, a Revolving Loan (the “DIP Revolver”) and two term loans, Term Loan A and Term Loan B (collectively the “DIP Term Loans”). Maximum borrowings under the DIP Revolver and Term Loan A are $13.5 million and $16.5 million, respectively, and are, in the aggregate, subject to a borrowing base as defined in the agreement. Maximum borrowings under Term Loan B are $44.0 million and can be accessed only when the availability under the DIP Revolver and Term Loan A have been exhausted. Obligations under the DIP Facility are secured by a super-priority lien in favor of the lenders over virtually all of the Company’s assets, including those of the Company’s Canadian subsidiary, Vita Health, which is not a party to the bankruptcy.

Interest on borrowings under the DIP Revolver and Term Loan A is at either the alternate base rate (as defined in the DIP Facility) plus 3.50%, or, at the Company’s option, the London Inter Bank Offered Rate (“LIBOR”) plus 4.50%. Interest on the Term B Loan is at either the alternate base rate (as defined in the DIP Facility) plus 6.50%, or, at the Company’s option, LIBOR plus 7.50%. The Company pays a 0.50% commitment fee on unused amounts under the Revolver and DIP Term Loans. Interest and fees are payable monthly in arrears. As of March 29, 2008, there were no borrowings outstanding under the DIP Facility.

The DIP Facility subjects the Company to certain obligations, including the delivery of financial statements and other periodic financial reports to the administrative agent. Furthermore, the Company is subject to certain limitations on the incurrence of debt, entering into investments, the purchase or sale of assets, payment of dividends and transactions with affiliates. Financial covenants associated with the DIP Facility include maintaining minimum EBITDA, minimum operating cash flow levels, maximum capital expenditures and material customer retention floors. At March 29, 2008, the Company was in compliance with all financial covenants, terms and conditions of the DIP Facility. Subsequent to March 29, 2008, the Company was out of compliance with the minimum operating cash flow levels on three separate occasions (6-week periods ending on May 17, 2008, May 31, 2008 and June 14, 2008), however, on each occasion it received a waiver from the lender to avoid an event of default.

The DIP Facility is due July 31, 2008. Payments under the DIP facility may be accelerated in the event of i) the closing date of a sale of substantially all of the Debtors’ assets, ii) the effective date of a confirmed plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code, iii) the date of a conversion pursuant to Chapter 7 of the Bankruptcy Code, and iv) the date of the termination of all of the Commitments as defined in the agreement.

Pre-Petition Debt and Capital Lease Obligations

Under the Bankruptcy Code, actions against the Debtors to collect pre-petition indebtedness are subject to an automatic stay provision and therefore certain payments required by the pre-petition agreements discussed below have not been made. Additionally, in accordance with SOP 90-7, the Debtors are required to accrue interest during the Chapter 11 proceedings only to the extent that it is probable that such interest will be paid pursuant to the proceedings. The Company has continued to accrue interest on its pre-petition debt instruments as it currently believes that it is probable such interest will be paid. The outstanding obligations under the following debt instruments are recorded in liabilities subject to compromise in the consolidated balance sheet at March 29, 2008.

As discussed in Note 2, the filing of voluntary petitions for Chapter 11 created an automatic event of default and acceleration on the term and revolver facilities as well as the senior subordinated notes. However, the automatic stay from the Bankruptcy Court in relation to the Company’s Chapter 11 status prevents the related debt holders from accelerating their related debt instruments. Unless otherwise stated, the following discussion of the Credit facility, Senior Subordinated Notes, Capital lease obligations and the Industrial Development Revenue Bond Loan, relates to the period April 1, 2007 through March 10, 2008, the Petition date.

Credit Facility (“Credit Facility”)

The Credit Facility consists of the $240.0 million Term Facility and the $50.0 million Revolving Facility, made available in U.S. dollars to the Company. The unpaid principal amount outstanding on the Revolving Facility is due and payable on May 27, 2009. Commencing on May 27, 2004, the Term Facility required quarterly principal payments of approximately 1% per annum over the following four years and two months with the balance due on May 27, 2011. During the period April 1, 2007 through March 10, 2008, the Company made principal payments totaling $1.8 million. As a result of the event of default caused by the filing of voluntary petitions for Chapter 11, the Company no longer has the ability to utilize the Revolving facility, Swingline Loans, or issue additional letters of credit under the Credit Facility. Borrowings under the Credit Facility bear interest at a base rate per annum plus an “applicable margin.” The Company can choose a base rate of (i) ABR (Alternate base rate) or (ii) London Interbank Offered Rate (“LIBOR”) for its Term Facility and Revolving Facility. The ABR rate is determined based on the higher of federal funds rate plus 0.5% or the prime commercial lending rates of UBS AG. The LIBOR rate is determined based on interest periods of one, two, three or six months. The amended “applicable margin” is based on the Company’s debt rating and the leverage ratio. The leverage ratio is defined generally as the ratio of consolidated indebtedness including letters of credit outstanding to the credit agreement EBITDA, as defined, and varies as follows: (a) 2.00% to 3.50% for all ABR based loans and (b) from 3.00% to 4.50% for all LIBOR based loans. As of March 29, 2008, the Company’s average interest rates were 9.4% under the Credit Facility. In addition to certain agent and up-front fees, the Credit Facility requires a commitment fee of up to 0.5% per annum of the average daily unused portion of the Revolving Facility. In addition, the Credit Facility also provides for swingline loans (the “Swingline Loans”) of $5.0 million due prior to the Revolving Facility and also permits the Company to issue letters of credit up to an aggregate amount of $20.0 million. As a result of the event of default caused by the filing of voluntary petitions for Chapter 11, the Company no longer has the ability to utilize the Revolving facility, Swingline Loans, or issue additional letters of credit under the Credit Facility.

The Credit Facility contains certain representations and warranties and affirmative and negative covenants which, among other things, limit the incurrence of additional indebtedness, guarantees, investments, distributions, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the Company must also comply, every quarter end and on an annual basis, with certain financial ratios and tests under the Amendment, including without limitation, a monthly minimum liquidity, a maximum total leverage ratio, a minimum interest coverage ratio, a maximum capital expenditure level and an annual assessment of any repayment toward principal as a result of excess cash flow requirements defined in the Credit Facility.

The Credit Facility and the indenture governing the Notes have covenants as well as certain cross-default or cross-acceleration provisions; failure to comply with the covenants in any applicable agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions.

In September 2005, the Company entered into Amendment No. 1 and Acknowledgement (“Amendment”) from its senior lenders under the Credit Facility. The Amendment acknowledges the acquisition of substantially all of the assets of Pharmaceutical Formulation Inc. (“PFI”) for approximately $22.9 million in cash as a Permitted Acquisition, as defined. The Amendment, among other things, modified (a) the “applicable margin” rate, (b) existing financial and operating covenants that require, among other things, the maintenance of certain financial ratios, (c) added a Minimum Liquidity provision providing that in the event the net revolver availability plus the cash balance falls below $20.0 million, the equity sponsors have committed to contributing to the Company an additional $6.5 million in equity, and (d) the calculation of consolidated credit agreement EBITDA, as defined. As a condition to obtain the consent of the lenders to the foregoing amendments, the Company paid an amendment fee equal to 0.25%

of the aggregate total commitments of senior lenders, or $0.7 million. The Amendment was effective for the quarter ended September 24, 2005 and subsequent quarters through the maturity of the Credit Facility.

On June 22, 2007, the Company obtained an Amendment and Waiver (the “Second Amendment”) from its senior lenders under the Credit Facility. The Second Amendment of the Credit Agreement revised the financial covenants both in terms of applicable ratios and by allowing add-backs to EBITDA for certain cash and non-cash charges related to the restructuring of operations. Pursuant to the Amendment, the senior lenders waived certain rights they may have had regarding any possible defaults or events of default related to such specified events. The Amendment also provides for an increase in the interest rates applicable under the Credit Agreement. As a condition to obtaining the consent of the lenders to the foregoing amendments, the Company paid an amendment fee equal to 0.25% of the aggregate total commitments of senior lenders, or $0.7 million.

The Credit Facility is collateralized by substantially all of the Company’s assets.

Senior Subordinated Notes (“Notes”)

On May 27, 2004, the Company assumed $150.0 million of the Notes issued in connection with the restructuring in fiscal 2005. The Notes accrue interest at the rate of 11% per annum, payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2004. The Company may be required to purchase the Notes upon a Change in Control (as defined in the indenture governing the Notes) and in certain circumstances with the proceeds of asset sales. The Notes are subordinated to the indebtedness under the Credit Facility. The indenture governing the Notes imposes certain restrictions on the Company and its subsidiaries, including restrictions on its ability to incur additional debt, make dividends, distributions or investments, sell or otherwise dispose of assets, or engage in certain other activities. The Notes will mature on June 1, 2012.

Capital Lease Obligations

The capital lease obligations are payable in variable monthly installments through fiscal year 2013, bear interest at effective rates ranging from 2.75% to 14.67%. At March 29, 2008, the weighted average interest rate on the capital lease obligations is 7.3%. The capital leases are secured by equipment with a net book value of approximately $7.0 million at March 29, 2008.

Industrial Development Revenue Bond Loan (“IRB Loan”)

The IRB Loan in the original aggregate principal amount of $8.1million is due and payable in annual installments of $500,000, with the remaining outstanding principal amount due and payable on May 1, 2014. The interest rate on the IRB Loan (2.41% as of March 29, 2008) is variable and fluctuates on a weekly basis. At March 29, 2008, $3.1 million aggregate principal amount was outstanding on the IRB Loan. The IRB Loan is secured by a letter of credit under the Company’s Credit Facility. Under certain circumstances, the bonds (or portions thereof) may be redeemed at the option of the holders. In addition, under certain circumstances, the interest rate on outstanding bonds may be converted to a fixed rate for the remainder of the term.

Deferred Financing Charges

In June 2007, the Company incurred financing charges in connection with the Second Amendment in the amount of $0.8 million. In March 2008, in connection with the Company’s Chapter 11 filing, the Company recorded $6.8 million of accelerated amortization related to deferred financing charges associated with debt instruments subject to compromise whose term has effectively been reduced as a result of the Chapter 11 proceedings. For the years ended March 25, 2006 and March 31, 2007, the Company recognized the amortization of deferred financing costs of $1.9 million and $1.9 million, respectively. For the year ended March 29, 2008, the Company recognized the amortization of deferred financing costs of $8.9 million, including $6.8 million of accelerated amortization. These costs are included in interest expense in the accompanying consolidated statement of income.

In March 2008, the Company incurred financing charges on its DIP Credit Facility of $2.2 million, which were recorded under prepaid assets in the consolidated balance sheet. At March 29, 2008, the remaining deferred financing charges, net of amortization, related to the DIP Facility were $2.0 million.

6.              Income Taxes

United States and foreign income (loss) before taxes is as follows (in thousands):

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
U.S	$(10,159)	$(19,201)	$(159,901)
Foreign	5,329	3,252	4,256
	$(4,830)	$(15,949)	$(155,645)

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate from continuing operations:

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
Provision/(benefit) at U.S. statutory rates	(35)%	(35)%	(35)%
State income taxes, net of federal tax benefit	16	(5)	(4)
Non deductible recapitalization expenses	4	—	—
Higher/(lower) effective rate of foreign operations	(14)	(3)	—
Imputed interest on foreign intercompany loan	12	4	—
Reserve for uncertain tax positions	16	(10)	—
Non-deductible goodwill	37	—	—
Property, plant and equipment basis tax attributes	46	—	—
Tax credits	(3)	(2)	—
Other	1	—	1
Change in valuation allowance	(102)	91	38
Effective income tax rate	(22)%	40%	—%

Significant components of the provision (benefit) for income taxes from continuing operations are (in thousands):

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
Current:
Federal	$(3,678)	$3,625	$(5,020)
State	(455)	(446)	(1,345)
Foreign	1,749	241	924
Total current	(2,384)	3,420	(5,441)

Deferred:
Federal	3,789	(399)	5,137
State	(364)	2,688	—
Foreign	(2,103)	631	813

Total deferred	1,322	2,920	5,950
Total provision for (benefit from) income taxes	$(1,062)	$6,340	$509

Deferred income taxes are computed using the liability method and reflect the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are (in thousands):

	March 31, 2007	March 29, 2008
Deferred tax assets:
Compensation related accruals	$8,026	$7,593
Net operating loss carry forwards	821	41,576
Property, plant and equipment and intangible assets	3,126	8,258
Inventory obsolescence reserves	13,710	17,261
Inventory capitalization	1,784	96
Restructuring charges	24	2,082
Allowances for doubtful accounts and sales returns	674	706
Deferred financing charges	—	2,642
Other	828	3,375
Total deferred tax assets	28,993	83,589
Valuation allowance	(21,354)	(82,419)
Deferred tax assets	7,639	1,170
Deferred tax liabilities:
Other	(1,407)	(378)
Property, plant and equipment and intangibles asset	—	(510)
Deferred tax liabilities	(1,407)	(888)
Net deferred tax assets	$6,232	$282

At March 29, 2008, the Company has $104.6 million federal and $124.1 million of state net operating loss carryovers. The federal net operating loss carryovers begin to expire in fiscal 2028, and the state net operating loss carryovers begin to expire in fiscal 2011. At March 29, 2008, the Company has $0.6 federal and $0.6 state research and development credit carryforwards. The federal research and development credit begins to expire in fiscal 2026, and the state research and development credit carryforwards do not expire.

In accordance with Section 382 of the Internal Revenue Code, certain transfers or issuances of equity in connection of Leiner’s reorganization under Chapter 11 may impair the Company’s ability to utilize its federal income tax NOL carryforwards in the future.  The Company’s ability to deduct such NOL carryforwards against potential future income could be subject to a significant limitation if it was to undergo an “ownership change” during or as a result of the Chapter 11 filings.  The Company also cannot provide any assurance that the NOL carryforwards and other income tax attributes will exist after the Chapter 11 restructuring in light of the cancellation or indebtedness income that may be recognized as a result of Chapter 11 restructuring.

During fiscal 2008, due to continuing operating losses, the inability to provide assurance that the Company will not undergo an ownership change to utilize its NOLs while in Chapter 11, and the uncertainty over the future realization of its U.S. deferred tax assets, the Company increased its valuation allowance against its U.S. deferred tax assets by $61.1 million to $82.4 million. The Company’s U.S. deferred tax assets have been completely reserved.

In assessing the realizability of deferred tax assets, management considers whether it is “more likely than not” that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carryback years, the scheduled reversal of deferred tax liabilities, tax planning strategies, and projected future taxable income in making this assessment.

As of March 31, 2007, current deferred tax assets of $3.2 million and non-current deferred tax assets $3.0 million are classified under prepaid expenses and non-current assets, respectively, in the accompanying balance sheet. As of March 29, 2008, non-current deferred tax assets of $0.8 million, current deferred tax liabilities of $0.1 million, and non-current deferred tax liabilities of $0.4 million are classified under other non-current assets, other accrued expenses, and other non-current liabilities, respectively, in the accompanying consolidated balance sheet.

Undistributed earnings of the Company’s foreign subsidiaries for which no U.S. federal or state liability has been recorded are considered to be indefinitely reinvested. Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been provided on such undistributed earnings. Determination of the potential amount of unrecognized deferred U.S. income tax liability and foreign withholding taxes is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce some portion of the U.S. liability.

On April 1, 2007 the Company adopted the provisions of FIN 48. The Company recorded a cumulative change of $0.4 million recorded as a decrease to accumulated deficit.

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):

Balance at April 1, 2007	$5,214
Increases related to current year tax provisions	640
Expiration of the statute of limitations for the assessment of taxes	(2,091)
Settlements	(224)
Other	(94)
Balance at March 29, 2008	$3,445

Approximately $2.8 million of the Company’s unrecognized tax benefits at March 29, 2008 will reduce the Company’s annual effective tax rate if recognized. The Company estimates that unrecognized tax benefits of approximately $0.8 million would be recognized within the next twelve months if the statute of limitation expires without the relevant taxing authorities examining the applicable returns.

The Company files income tax returns in the U.S. and in various foreign and state jurisdictions with varying statues of limitation. With few exceptions, the Company is no longer subject to U.S., state, and non-US income tax examinations for years prior to 2003.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of March 29, 2008, the Company has approximately $0.8 million of accrued interest and penalties associated with uncertain tax positions.

7.              Employee Benefits

Stock-Option Plan

During fiscal 2007 and 2008, the Company had two stock-based employee compensation plans.

2004 Option Plan:

The Board of Directors of Holdings approved the LHP Holding Corp. 2004 Stock Option Plan (the “2004 Option Plan”) on October 1, 2004. Under the 2004 Option Plan, common stock reserved up to an aggregate number of shares not to exceed 117,409 may be granted. Option awards are generally granted with an exercise price equal to the calculated market value of a share of Holdings common stock on the date of the grant. The option awards generally vest based on 4 years of continuous employment service and have ten year contractual terms to exercise. The option awards provide for accelerated vesting if there is a change in control (as defined in the 2004 Option Plan).

Activity under the 2004 Option Plan for the years ended March 25, 2006, March 31, 2007 and March 29, 2008 are set forth below:

		Options Outstanding
	Shares	Number		Weighted
	Available	of options	Exercise	Average
	for Grant	outstanding	Price	Exercise Price

Balance at March 26, 2005	78,271	39,138	$2.37	$2.37
Options forfeited	5,166	(5,166)	2.37	2.37
Balance at March 25, 2006	83,437	33,972	$2.37	$2.37
Options granted	(80,000)	80,000	2.37	2.37
Options exercised	—	(2,943)	2.37	2.37
Options forfeited	1,471	(1,471)	2.37	2.37
Balance at March 31, 2007	4,908	109,558	2.37	2.37
Options granted	—	—	—	—
Options exercised	—	—	—	—
Options forfeited	30,953	(30,953)	2.37	2.37
Balance at March 29, 2008	35,861	78,605	2.37	2.37

The following table summarizes the information on the options outstanding as of March 29, 2008:

Outstanding				Excercisable
Exercise price	Number of Shares	Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$2.37	78,605	7.71	$2.37	38,579	$2.37

The Company accounts for the stock option grants under the 2004 Option Plan under the principles of SFAS 123R. Amounts of $3,677, $9,979 and $9,347 were recorded as share-based compensation under general and administrative expenses in the consolidated statements of operations for the years ended March 25, 2006, March 31, 2007 and March 29, 2008, respectively. The weighted-average fair value of options granted during fiscal 2006 and 2007 were $0.38 and $0.24, respectively. There were no options granted in fiscal 2008. As of March 29, 2008, there was $14,211 of total unrecorded and unrecognized compensation cost related to nonvested share based compensation under the 2004 Option Plan. That cost is expected to be recorded and recognized over a weighted average period of 1.58 years.

Restricted Stock Plan:

The Board of Directors of Holdings also approved the LHP Holding Corp. 2004 Restricted Stock Plan (the “Stock Plan”) on October 1, 2004.  Under the Stock Plan, common stock reserved up to an aggregate number of shares not to exceed 195,676 may be issued.  Each issuance and purchase of shares under the Stock Plan will be completed pursuant to a subscription agreement which will include such terms and conditions not inconsistent with the Stock Plan as the Holdings Board of Directors determines. Restricted stock will generally be issued with a purchase price equal to the calculated market value of a share of Holdings common stock on the date of the subscription agreement.  The restricted stock has various restrictive Call Rights retained by the Company after issuance. Although the timing of the removal of the Call Rights is dependant upon the future employment status of the employee, generally, the Call Rights are removed over a pro-rata period of six years beginning January, 2004. The Stock Plan, however, also provides for accelerated removal of the restrictive Call Rights if there is a change in control (as defined in the Stock Plan).

Activity under the Stock Plan for the years ended March 25, 2006, March 31, 2007 and March 29, 2008 are set forth below:

		Restricted Shares Outstanding
	Shares			Weighted
	Available	Number	Purchase	Average
	for Issuance	of Shares	Price	Purchase Price
Balance at March 26, 2005	—	195,676	$2.37	$2.37
Restricted Stock Issued	—	—	—	—
Balance at March 25, 2006	—	195,676	$2.37	$2.37
Repurchased and retired	19,568	(19,568)	2.37	2.37
Balance at March 31, 2007	19,568	176,108	2.37	2.37
Restricted stock issued	—	—	—	—
Balance at March 29, 2008	19,568	176,108	2.37	2.37

The following table summarizes the information on the restricted stock outstanding as of March 29, 2008:

Outstanding				First Call Rights Released
Purchase price	Number of Shares	Average Remaining Call Right Life (years)	Weighted Average Purchase Price	Number of Shares	Weighted Average Purchase Price
$2.37	176,108	2.25	$2.37	132,081	$2.37

The Company accounts for the restricted stock issued under the Stock Plan under the principles of SFAS 123R. Amounts of $16,010, $14,809 and $14,409 were recorded as share-based compensation under general and administrative expenses in the consolidated statement of operations for the years ended March 25, 2006, March 31, 2007 and March 29, 2008, respectively. As of March 29, 2008, there was $32,420 of total unrecorded and unrecognized compensation cost related to share based compensation under the Stock Plan. That cost is expected to be recorded and recognized over a weighted average period of 2.25 years.

The fair value of each option award under the 2004 Option Plan and of each restricted stock issued under the Stock Plan was estimated on the date of grant or issuance using the Black-Scholes Option Pricing Formula. The expected terms of the awards will represent the period of time that the awards are expected to be outstanding. Because the Company’s common stock is neither publicly nor internally traded, an estimated value to represent the volatility of the Company’s stock is derived using the historical volatility of a representative set of companies in the same industry sector to establish an appropriate industry sector index. The Black-Scholes Option Pricing Formula used by the Company is adjusted for the effect of the contractual dividends provided to the preferred shareholders. In addition, the Company adjusts the fair value of each option, as derived by the Black-Scholes Option Pricing Formula to consider the effects of non-transferability and the lack of control inherent in the minority interest that the common stock, which is being awarded, represents.

The following weighted average assumptions were used in valuing the share based awards granted under the 2004 Option Plan and the restricted stock issued under the Stock Plan in fiscal 2006 and fiscal 2007:

	Year Ended
	March 25, 2006	March 31, 2007
Risk free interest rate	4.20%	4.56%
Expected term in years	5.00	5.00
Expected volatility	34.69%	34.69%
Expected dividend rate	13.00%	13.00%
Expected forfeiture rate	—%	—%

There were no grants under the 2004 Option Plan or the Stock Plan in fiscal 2008.

Contributory Retirement Plans

The Company has contributory retirement plans that cover substantially all of the Company’s employees who meet minimum service requirements. The Company’s contributions to the plan are discretionary and are determined by Holdings’ Board of Directors. The Company did not contribute for the plan years ended December 31, 2006 and 2007. Also, as of March 29, 2008, the Company has not contributed for the current plan year which began January 1, 2008.

8.              Related Parties

The Company, through its wholly owned subsidiary, Leiner Health Products, L.L.C., entered into a consulting agreement with North Castle Partners, L.L.C., an affiliate of the North Castle Investors, and certain administrative entities affiliated with the Golden Gate Investors (“GGC Administration”) to provide the Company with certain financial, investment banking, management advisory and other services performed in connection with the restructuring in fiscal 2005 and for future financial, investment banking, management advisory and other services performed on the Company’s behalf.  North Castle Investors and Golden Gate Investors are major stockholders of the Company’s parent, LHP Holding Corp.

The Company has also agreed to reimburse North Castle Partners, L.L.C. and GGC Administration for their reasonable travel, other out-of-pocket expenses and administrative costs and expenses, including legal and accounting fees, and to pay additional transaction fees to them in the event the Company or any of its subsidiaries completes any acquisition (whether by merger, consolidation, reorganization, restructuring, sale of assets, sale of stock or otherwise) financed by new equity or debt, a transaction involving a change of control, as defined in the consulting agreement, or sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidaries. Other operating expenses in the accompanying statement of operations for the years ended March 25, 2006, March 31, 2007 and March 29, 2008 included $1.3 million, $2.8 million and $0.3 million, respectively, of management fees and out-of-pocket expenses.

In addition, the Golden Gate Investors, the North Castle Investors, North Castle Partners, L.L.C., the Company, Mergeco and an escrow agent entered into an escrow agreement.  Pursuant to the agreement and plan of merger, Mergeco deposited $6.5 million in cash in an interest bearing escrow account to be held and disposed of as provided in the escrow agreement. The escrow funds will be used to pay specified product liability claims and tax claims as provided for in the escrow agreement.

On June 1, 2006, the Company made a loan (“Loan”) to a senior vice president in the amount of $400,000. In accordance with the terms of the loan, the first obligation of $200,000 will be forgiven over three fiscal years subject to the senior vice president’s continued employment with the Company. If the senior vice president does not complete the three year continued employment term, then the senior vice president must repay the entire amount of the first obligation. The Company is amortizing the total amount of the first obligation over the three year term of the employment. The interest rate on the unpaid principal balance is 8% per annum, subject to certain limitations. In March 2008, the Company made a decision to record an allowance in the amount $192,000 on the loan due to the likelihood that the loan will not be fully repaid. At March 31, 2007 and March 29, 2008, the aggregate indebtedness under this loan was $338,460 and $72,160, respectively, and was recorded under the other non-current assets caption in the accompanying consolidated balance sheets.

9.              Commitments

The Company leases certain real estate for its manufacturing facilities, warehouses, corporate and sales offices, as well as certain equipment under operating leases (non-cancelable) that expire at various dates through March 2014 and contain renewal options. Total rents charged to operations for the years ended March 25, 2006, March 31, 2007 and March 29, 2008 were $9.2 million, $7.0 million and $8.3 million, respectively.

Minimum future obligations on non-cancelable operating leases in effect at March 29, 2008 are (in thousands):

Fiscal year
2009	$8,628
2010	8,492
2011	8,220
2012	7,748
2013	6,012
Thereafter	3,863
Total minimum lease payments	$42,963

The Company has certain operating leases that have escalating payment clauses. The Company recognizes expenses on a straight-line basis over the term of the respective leases. At March 31, 2007 and March 28, 2008, the Company had recorded deferred rent liabilities of $3.1 million and $2.4 million, respectively.

10.       Contingencies

The Company from time to time is engaged in litigation. The Company regularly reviews all pending litigation matters in which it is involved and established reserves deemed appropriate by management for these litigation matters. However, some of these matters are material and an adverse outcome in these matters could have a material adverse effect on its financial condition, results of operations or cash flows. The Company is vigorously defending each of these claims. The Company maintains insurance against product liability claims, but it is possible that its insurance coverage will not continue to be available on terms acceptable to the Company or that such coverage will not be adequate for liability actually incurred.

Department of Justice Investigation

On September 5, 2007, the Company became aware of a Department of Justice (“DOJ”) investigation relating to the production, control, and distribution of certain OTC drug products at the Company’s Fort Mill facility. On June 13, 2008, the Company entered a guilty plea to one count of mail fraud pursuant to a plea agreement with the DOJ. Subject to court approval, the Company has agreed to pay a forfeiture and/or restitution in the amount of $10.0 million. In June 2008, the Company deposited the $10.0 million into the Registry of the U.S. Bankruptcy Court in the District of Delaware for the purpose of funding the payment to DOJ upon the entry of the plea and is awaiting final sentencing. Upon final sentencing, the amount held in the Registry will be released for payment. As of March 29, 2008, the Company recognized and recorded the liability in accounts payable in the consolidated balance sheet.

Breach of OTC Supply Contracts

On April 25, 2007, the Company received a letter confirming that Dr. Reddy’s Laboratories Limited and Dr. Reddy’s Laboratories, Inc. (together, “DRL”) were terminating the following agreements, effective immediately: OTC Distribution Agreement, dated December 4, 2002, between the Company and DRL; Famotidine Supply Agreement, dated February 15, 2001, among Dr. Reddy’s Laboratories Limited, Reddy-Cheminor, Inc., and the Company; and Supply Agreement, dated November 28, 2000, between Cheminor Drugs Limited, Reddy-Cheminor, Inc. and the Company, as amended (together, the “DRL Agreements”). DRL terminated the agreement with the Company after the Company received the Form 483 from the FDA. DRL is seeking damages for revenues lost by the Company’s purported termination. The Company views this as a wrongful termination by DRL and is keeping all legal options available. The two sides attempted to negotiate a settlement where verbal agreement had been reached on offsets for each side’s claims, including the return of the paid-in amount, however, no written settlement agreement was signed.

Product Liability

The Company has been named as a defendant in cases alleging adverse reactions associated with the ingestion of Phenylpropanolamine containing products that the Company allegedly manufactured and sold. Currently, only two of the original 10 cases are pending; none of the cases has proceeded to trial, although the Company intends to vigorously defend these allegations if trials ensue. These actions have been tendered to the Company’s insurance carrier. The remaining eight cases have either been dismissed with prejudice or settled for non-material amounts. In the opinion of management, after consultation with legal counsel and based on currently available information, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s business, consolidated financial condition, results of operations or cash flows.

FTC Inquiry

In April 2007, the Company received a Civil Investigative Demand (“CID”) from the Federal Trade Commission (“FTC”). The FTC sought documents and other information related to the Company’s CVS Airshield and other similar dietary supplement products sold or marketed as a brand equivalent to the Airborne product. The CID was issued in connection with the FTC’s inquiry into whether the manufacturers and retailers of Airborne and other store brand equivalents employed false advertising to market and sell such products. The Company has been cooperating with the FTC and complying with the CID. The Company believes it has adequate scientific support for each of the label claims associated with the Sellers’ Airshield products.  Accordingly, the Company has not recorded any liabilities pertaining to this case.

Breach of Promissory Note

In November 2007, Interpharm Holdings, Inc. brought suit against the Company for payments due under a promissory note.  The suit, filed in Superior Court of Suffolk County, New York, seeks $476,750 in unpaid amounts. At March 29, 2008, the Company has recognized and recorded a corresponding liability in accounts payable in the consolidated balance sheet.

Other Civil Litigation

From time to time, the Company is involved in other various legal proceedings arising in the ordinary course of its business operations, such as personal injury claims, employment matters, intellectual property claims and contractual disputes.  While the outcome of any of these proceedings and claims cannot be predicted with certainty, management believes that it has provided adequate reserves for these claims and does not believe the outcome of any of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

11.       Concentration of Credit Risk and Significant Customers, Suppliers and Products

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables. The Company sells its products to a geographically diverse customer base in the food, drug, mass merchant and warehouse club (“FDMC”) retail market. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

Two customers accounted for the following percentage of gross sales in each respective period:

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
Customer A	44%	43%	43%
Customer B	24%	25%	27%

The Company’s largest customer has two retail divisions that, if viewed as separate entities, would constitute the following percentage of gross sales in each respective period:

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
Division 1	24%	24%	25%
Division 2	20%	19%	18%

The Company’s top ten customers in the aggregate accounted for the following percentages of gross sales in each respective period:

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
Top ten customers	87%	86%	91%

At March 31, 2007 and March 29, 2008, the Company had receivables from two U.S. customers of approximately 37% and 38% and 36% and 28%, respectively, of U.S. gross receivables.

For the years ended March 25, 2006, March 31, 2007 and March 29, 2008, no supplier, excluding purchases by Vita Health, provided more than 10% of the Company’s raw material purchases.

For fiscal years ended March 25, 2006, March 31, 2007 and March 29, 2008, sales of vitamins C and E, in the aggregate, did not account for more than 10% of the Company’s gross sales.

Sales of multivitamins accounted for approximately 23%, 23% and 29% of the Company’s gross sales in fiscal 2006, 2007 and 2008, respectively. Sales of joint care products accounted for approximately 16%, 14% and 15% of the Company’s gross sales in fiscal 2006, 2007 and 2008, respectively.

If one or more of the Company’s major customers substantially reduced their volume of purchases from the Company, the Company’s results of operations could be materially adversely affected.

12.       Business Segment Information

The Company operates in two business segments. One consists of the Company’s U.S. Operations (“Leiner U.S.”) and the other is the Company’s Canadian operation, Vita Health. The Company’s operating segments manufacture a range of vitamins, minerals and nutritional supplements, (“VMS”) and OTC pharmaceuticals and distribute their products primarily through FDMC retailers. The accounting policies between the reportable segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on operating profit, before the effect of non-recurring charges and gains, and inter-segment profit.

Selected financial information for the Company’s reportable segments for the years ended March 25, 2006, March 31, 2007 and March 29, 2008 is as follows (in thousands):

	Leiner	Vita	Consolidated
	U.S.	Health	Totals
Year ended March 25, 2006
Net sales to external customers	$614,662	$54,899	$669,561
Intersegment sales	2,244	98	—
Depreciation and amortization, excluding deferred financing charges	14,362	2,272	16,634
Segment operating income	26,820	5,219	32,039
Interest expense (income), net (1)	36,979	(110)	36,869
Income tax expense (benefit)	(708)	(354)	(1,062)
Segment assets	378,153	37,945	416,098
Additions to property, plant and equipment	19,460	1,143	20,603

Year ended March 31, 2007
Net sales to external customers	$683,924	$51,312	$735,236
Intersegment sales	1,776	1,664	—
Depreciation and amortization, excluding deferred financing charges	16,815	1,478	18,293
Asset impairment	16,507	—	16,507
Segment operating income	20,920	3,120	24,040
Interest expense (income), net (1)	40,121	(132)	39,989
Income tax expense	5,468	872	6,340
Segment assets	338,963	39,655	378,618
Additions to property, plant and equipment	17,861	1,861	19,722

Year ended March 29, 2008
Net sales to external customers	$436,341	$55,283	$491,624
Intersegment sales	1,921	(74)	—
Depreciation and amortization, excluding deferred financing charges	12,835	1,508	14,343
Asset impairment	9,617	—	9,617
Lease impairment	8,289	—	8,289
Restructuring items, net	20,309		20,309
Segment income (loss) before interest expense, reorganization items and income taxes.	(107,999)	4,080	(103,919)
Interest expense (income), net (1)	50,653	(176)	50,477
Reorganization items	1,249	—	1,249
Income tax expense (benefit)	(1,228)	1,737	509
Segment assets	242,288	43,605	285,893
Additions to property, plant and equipment	6,256	1,038	7,294

(1)          Interest expense, net includes the amortization of deferred financing charges.

The following table sets forth the net sales of the Company’s VMS, OTC pharmaceutical and other product lines for the periods indicated (dollar amounts in thousands):

	Year Ended
	March 25, 2006%		March 31, 2007%		March 29, 2008%
VMS products	$418,858	62%	$451,580	61%	$396,464	81%
OTC products	198,681	30%	216,717	30%	39,367	8%
Contract manufacturing services/Other	52,022	8%	66,939	9%	55,793	11%
Total	$669,561	100%	$735,236	100%	$491,624	100%

14.       Composition of Certain Financial Statement Items

	March 31, 2007	March 29, 2008
	(in thousands)

Inventories:
Raw materials, bulk vitamins and packaging materials	$22,181	$19,878
Work-in-process.	59,721	54,807
Finished products	52,737	44,259
	$134,639	$118,944

	Depreciable Lives
	(years)
Property, plant and equipment:
Land	—	$730	$760
Buildings and improvements	31 - 40	12,644	10,769
Leasehold improvements	7 - 40	25,679	28,169
Machinery and equipment	3 - 20	146,030	140,519
Furniture and fixtures .	3 - 10	3,204	3,270
		188,287	183,487
Less accumulated depreciation and amortization		(122,174)	(134,671)
		$66,113	$48,816

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
	(in thousands)
Other operating (income) expense
(Gain) loss on disposal of assets	$6	$(35)	$441
Management fees (Note 9)	1,262	2,771	283
Foreign exchange gain	—	—	(1,897)
Other	(155)	(581)	(221)
	$1,113	$2,155	$(1,394)

15.       Supplementary Cash Flow Information

	Year Ended
	March 25, 2006	March 31, 2007	March 29, 2008
	(in thousands)
Cash paid during the year for:
Interest	$33,781	$42,953	$35,120
Income taxes, net of refunds received	(7,259)	8,473	(6,341)
Non cash increase in capital leases	7,359	4,376	189

16.       Subsequent Events — Unaudited

On June, 9, 2008, Leiner concluded an auction, which resulted in the Company entering into an Agreement for the sale of substantially all of its assets to NBTY, Inc. for the purchase price of $371 million plus assumption of certain liabilities and purchase price adjustments. Leiner estimates that the resulting consideration will be in excess of $400 million. The purchase price will be adjusted based upon the actual net working capital transferred at closing and actual cure cost paid to parties to certain contracts that Leiner will assume and assign to NBTY, Inc. The transaction is subject to regulatory and other customary closing conditions. The Bankruptcy Court approved the transaction on June 11, 2008. The transaction is expected to close no later than September 2008.

On June 13, 2008, the Company entered a guilty plea to one count of mail fraud pursuant to a plea agreement with the DOJ.  Subject to court approval, the Company has agreed to pay a forfeiture and/or restitution in the amount of $10 million. The Company continues to cooperate fully with this investigation.